Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8
Registration Statement Under the Securities Act of 1933

(Form Type)

Nuvei Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (6)
Fees to be Paid	Equity	Subordinate Voting Shares	457(c) and 457(h)	909,735 (2)	$32.57 (4)	$29,630,068.95	0.00011020	$3,265.23
Fees to be Paid	Equity	Subordinate Voting Shares	457(h)	414,606 (3)	$19.71 (5)	$8,171,884.26	0.00011020	$900.54
	Total Offering Amounts					$37,801,953.21		$4,165.78
	Total Fee Offsets							--
	Net Fee Due							$4,165.78

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Subordinate Voting Shares (the “Subordinate Voting Shares”) of Nuvei Corporation (the “Registrant”) registered hereunder includes any additional Subordinate Voting Shares that become issuable under the Paya Holdings Inc. Omnibus Incentive Plan, as amended (the “Plan”), by reason of any share dividend, share split or other similar transaction.
(2)	Represents Subordinate Voting Shares issuable under outstanding and unvested restricted stock unit awards granted under the Plan, which restricted stock units were assumed by the Registrant on February 22, 2023 in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 8, 2023, by and between the Registrant, Pinnacle Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant, and Paya Holdings Inc (the “Merger”).
(3)	Represents Subordinate Voting Shares issuable under outstanding and unvested stock options granted under the Plan, which stock options were assumed by the Registrant on February 22, 2023 in connection with the Merger.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low sales prices reported for the Subordinate Voting Shares on the Nasdaq Global Select Market on February 17, 2023.
(5)	Estimated pursuant to Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the weighted average exercise price of the options outstanding under the Plan.
(6)	Rounded up to the nearest penny.